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 FORM 3
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
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1.   Name and Address of Reporting Person

     McCulloch                 Mervyn
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     (Last)                   (First)        (Middle)

     836 Prospect Street      Suite 2B
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                  (Street)

     La Jolla      California       92032
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     (City)        (State)          (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)     12/27/96
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3.   IRS or Social Security Number of Reporting Person      000-00-0000
     (Voluntary)                                            -----------

4.   Issuer Name and Ticker or Trading Symbol    Global Diamond Resources, Inc.
                                                 -----------------------------
                                                             (GDRS)
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5.   Relationship of Reporting Person to Issuer (Check all applicable)


           Director                        10% Owner
     -----                           -----

       X   Officer (give                   Other (specify
     -----          title below)     -----        below)

                  CFO
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6.   If Amendment, Date of Original (Month/Day/Year) ---------------------------


            TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of     2. Amount of       3. Ownership Form:      4. Nature of
   Security        Securities         Direct (D) or           Indirect
  (Instr. 4)       Beneficially       Indirect (I)            Beneficial
                   Owned (Instr. 4)   (Instr. 5)              Ownership
                                                              (Instr. 5)
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
$.01 par value      56,000                I                   As Trustee
Common Stock                                                  for McCulloch
                                                              Family Trust
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

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FORM 3 (continued)

             TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (e.g. puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security  2. Date Exer-    3. Title and Amount of Securities  4. Conver-   5. Owner-   6.  Nature of Indirect
   (Instr. 4)                       cisable and      Underlying Derivative Security     sion or      ship         Beneficial
                                    Expiration       (Instr. 4)                         Exercise     Form of      Ownership
                                    Date                                                Price of     Deriv-       (Instr. 5)
                                    (Month/Day/                                         Deri-        ative
                                    Year)                                               vative       Security:
                                 --------------------------------------------------     Security     Direct
                                 Date    Expira-                         Amount                      (D) or
                                 Exer-   sion              Title         or                          Indirect
                                 cisable Date                            Number                      (I)
                                                                         of                         (Instr. 5)
                                                                         Shares
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
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Option                           10/2/96 10/2/01  $.01 par value         250,000     $2.50         D
                                                   Common Stock
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
Explanation of Responses:

** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations. Sec 18 U.S.C. 1001 and 15 U.S.C.
   78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

                           /s/ Mervyn McCulloch                     6/25/97
                           --------------------------------     ----------------
                           **Signature of Reporting Person            Date

                   By:
                   For: